COMDIAL CORPORATION AND SUBSIDIARIES
								     EXHIBIT 11

SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE

(Dollars in thousands except share amounts)
					          Three Months Ended    Six Months Ended
					          July 4,   June 28,    July 4,  June 28,
                                         1999      1998        1999     1998
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BASIC
Net income applicable to
   common shares:                       $1,291    $1,858      $1,679    $3,697

Weighted average number of common
  shares outstanding during
  the period                         8,933,304 8,802,317   8,896,595 8,756,176
Add - Deferred and contingency
  shares                                15,000     7,500      47,317     5,963
  Weighted average number of shares
  used in calculation of basic
  earnings per common share          8,948,304 8,809,817   8,943,912 8,762,139


Basic earnings per common shares         $0.14     $0.21       $0.19     $0.42

DILUTED
Net income applicable to common
  shares - basic                        $1,291    $1,858      $1,679    $3,697
Weighted average number of shares
  used in calculation of basic
  earnings per common share          8,948,304 8,809,817   8,943,912 8,762,139
Add incremental shares representing:
  Shares issuable based on
    weighted average price:
      Stock options                     37,470   314,864      41,311   275,265

Weighted average number of shares
  used in calculation of diluted
  earnings per common share          8,985,774 9,124,681   8,985,223 9,037,404

Diluted earnings per common share        $0.14     $0.20       $0.19     $0.41